Exhibit 99

PRESS RELEASE

Contact:

Kenneth R. Totten

Chairman, President and Chief Executive Officer

(732) 541-5445

URSB Bancorp, Inc. Closes Initial Public Offering

Carteret, NJ; March 26, 2026 – URSB Bancorp, Inc. (the “Company”), the stock holding company of United Roosevelt Savings Bank (the “Bank”), announced today the closing of its initial public offering in connection with the mutual-to-stock conversion of United Roosevelt, MHC (the “MHC”), the Bank’s former mutual holding company, effective as of the close of business today. The Company’s common stock is expected to be quoted on the OTCQB Market under the ticker symbol “URSB” beginning on March 27, 2026.

The Company sold 2,314,375 shares of common stock (the adjusted maximum of the offering range), which includes 186,750 shares sold to the Bank’s Employee Stock Ownership Plan (the “ESOP”), at a price of $10.00 per share for gross offering proceeds (before deducting offering expenses) of approximately $23.1 million. The Company also contributed 20,000 additional shares of its common stock to the URSB Charitable Foundation, Inc., established and funded in connection with the conversion. The Company has 2,334,375 shares of common stock issued and outstanding as a result of the closing of the conversion and stock offering.

Pacific Stock Transfer Company, the Company’s transfer agent, intends to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the Subscription Offering, and refund and interest checks, on or about March 27, 2026.

Luse Gorman, PC acted as legal counsel to the Company, the MHC and the Bank. Janney Montgomery Scott LLC acted as the Company’s marketing agent in the stock offering, and Stevens & Lee acted as its legal counsel.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering DRS Book-Entry statements or interest and refund checks; and/or delays in the start of trading due to market disruptions or otherwise.

Legal Disclosures

The shares of common stock of URSB Bancorp, Inc. are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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